EX-99.d.1.i

AMENDMENT NO. 1 TO

EXHIBIT A

OF THE INVESTMENT MANAGEMENT AGREEMENT

THIS EXHIBIT to the Investment Management Agreement dated January 4, 2010 (the “Agreement”) between VOYAGEUR MUTUAL FUNDS III and DELAWARE MANAGEMENT COMPANY (the “Investment Manager”), a series of Delaware Management Business Trust, amended as of the 29th day of October, 2014, lists the fund for which the Investment Manager provides investment management services pursuant to this Agreement, along with the management fee rate schedule for the fund and the date on which the Agreement became effective for the fund.

Management Fee Schedule (as a
Fund Name	Effective Date	percentage of average daily net assets)
Annual Rate
0.75% on first $500 million
0.70% on next $500 million
Delaware Select Growth Fund	January 4, 2010	0.65% on next $1.5 billion
0.60% on assets in excess of $2.5 billion

DELAWARE MANAGEMENT COMPANY,		VOYAGEUR MUTUAL FUNDS III
A series of Delaware Management Business Trust

By:	/s/ DAVID P. O’CONNOR	By:	/s/ PATRICK P. COYNE
Name:	David P. O’Connor	Name:	Patrick P. Coyne
Title:	Executive Vice President	Title:	President and Chief Executive Officer